Exhibit 10.48

Post-2004 Universal City Development Partners, Ltd.

Variable Deferred Compensation Plan

for

Executives

Plan Document

As Amended and Restated

Effective January 1, 2007

(Effective for Deferrals after December 31, 2004)

ARTICLE 1. PURPOSE

The purpose of the Post-2004 Universal City Development Partners Variable Deferred Compensation Plan for Executives (the “Plan”) is to provide a means whereby Universal City Development Partners, Ltd. (the “Company”) may afford increased financial security, on a tax-favored basis, to a select group of key management employees of the Company who have rendered and continue to render valuable services to the Company which constitute an important contribution towards the Company’s continued growth and success, by providing for additional future compensation so that such employees may be retained and their productive efforts encouraged.

This document is applicable to deferrals of salary and bonus otherwise payable on and after January 1, 2005. Salary and bonus deferred prior to January 1, 2004 is controlled by, and subject to, the terms of the Universal City Development Partners Variable Deferred Compensation Plan for Executives (the “Prior Plan”), as in effect on January 1, 2004 and as it may subsequently be modified. Elections made by Participants under the terms of this Plan document shall not modify elections made under the terms of the Prior Plan and vice versa.

The Plan was amended and restated effective January 1, 2007, to revise the Distribution Options available to Plan participants, and to comply with the requirements of Internal Revenue Code Section 409A.

ARTICLE 2. DEFINITIONS

Section 2.1. Affiliate. “Affiliate” means any firm, partnership, or corporation that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company, within the meaning of Code Sections 414(b) or 414(c); provided that for purposes of determining when a Participant has incurred a Separation from Service, the phrase “at least 50 percent” shall be used in place of “at least 80 percent” in each place that phrase appears in the regulations thereunder. “Affiliate” also includes the Universal Studios, Inc., Blackstone Group LP (and, for periods before purchase of its interest by Blackstone Group LP, Rank Organization PLC), their Affiliates and any other organization similarly related to the Company that is designated as an Affiliate by the Committee.

Section 2.2. Base Salary. “Base Salary” means, with respect to a Participant for any Plan Year, such Participant’s annual base salary before deferral pursuant to this Plan or any agreement or any other plan of the Company whereby compensation is deferred, including, without limitation, a plan whereby compensation is deferred in accordance with Internal Revenue Code Section 401(k) or reduced in accordance with Code Section 125.

Section 2.3. Base Salary Deferral. “Base Salary Deferral” means, for Plan Years beginning on or after January 1, 2007, that portion of Base Salary which an Eligible Employee has made an annual irrevocable election to defer receipt of until the date specified under the Flexible Distribution Option and/or the Retirement Distribution Option. For Plan Years ending on or before December 31, 2006, “Base Salary Deferral” meant that portion of the Base Salary which an Eligible Employee made an annual irrevocable election to defer receipt of until the date specified under the In-Service Distribution Option and/or the Retirement Distribution Option.

Section 2.4. Beneficiary. “Beneficiary” means the person or persons designated as such in accordance with Section 11.4.

Section 2.5. Bonus Compensation. “Bonus Compensation” means, with respect to a Participant for any Plan Year, such Participant’s bonus compensation before deferral pursuant to this Plan or any agreement or any other plan of the Company whereby compensation is deferred, including, without limitation, a plan whereby compensation is deferred in accordance with Code Section 401(k) or reduced in accordance with Code Section 125.

Section 2.6. Bonus Compensation Deferral. “Bonus Compensation Deferral” means, for Plan Years beginning on or after January 1, 2007, that portion of Bonus Compensation which an Eligible Employee has made an annual irrevocable election to defer receipt of until the date specified under the Flexible Distribution Option and/or the Retirement Distribution Option. For Plan Years ending on or before December 31, 2006, “Bonus Compensation Deferral” meant that portion of Bonus Compensation to which an Eligible Employee made an annual irrevocable election to defer receipt of until the date specified under the In-Service Distribution Option and/or the Retirement Distribution Option.

Section 2.7. Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time.

Section 2.8. Committee. “Committee” means the persons appointed by the Company to administer the Plan.

Section 2.9. Company. “Company” means Universal City Development Partners, Ltd.

Section 2.10. Disabled. “Disabled” means a mental or physical condition which qualifies a Participant for benefits under the Company’s insured Long Term Disability Plan, which renders the Participant unable to engage in any substantial gainful activity and which is a medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

Section 2.11. Distribution Option. “Distribution Option” means the distribution options which are available under the Plan, consisting of the Flexible Distribution Option, the Retirement Distribution Option and the In-Service Distribution Option.

Section 2.12. Distribution Option Account. “Distribution Option Account” or “Accounts” means, with respect to a Participant, the Flexible Distribution Account, the Retirement Distribution Account and/or the In Service Distribution Account established on the books of account of the Company, pursuant to Section 5.1, for each Distribution Option Period.

Section 2.13. Distribution Option Period. “Distribution Option Period” means, for Plan Years ending on or before December 31, 2006, each period of not more than five (5), Plan Years, as were designated by the Committee from time to time, for which an Eligible Employee elected, in his Enrollment Agreement, the time and manner of payment of amounts credited to his Distribution Option Accounts for such Plan Years.

Section 2.14. Earnings Crediting Options. “Earnings Crediting Options” means the investment fund options selected by the Participant from time to time pursuant to which earnings are credited to the Participant’s Distribution Option Accounts.

Section 2.15. Effective Date. “Effective Date” means the original effective date of the Plan, which is January 1, 2005.

Section 2.16. Eligible Employee. “Eligible Employee” means an Employee who is a member of the group of selected management and/or highly compensated employees of the Company designated by the Committee as eligible to participate in the Plan.

Section 2.17. Employee. “Employee” means any person employed by the Company on a regular full-time salaried basis or who is an officer of the Company.

Section 2.18. End Termination Date. “End Termination Date” means the date of a Participant’s Separation from Service with the Company and its Affiliates.

Section 2.19. Enrollment Agreement. “Enrollment Agreement” means the authorization form which an Eligible Employee files with the Company to participate in the Plan.

Section 2.20. Flexible Distribution Account. “Flexible Distribution Account” means the Account maintained for a Participant with respect to any particular Plan Year beginning on or after January 1, 2007, to which Base Salary and/or Bonus Compensation and Company Matching Contributions deferred by a Participant pursuant to the Flexible Distribution Option are credited.

Section 2.21. Flexible Distribution Option. “Flexible Distribution Option” means the Distribution Option pursuant to which benefits are payable in accordance with Section 7.2.

Section 2.22. In-Service Distribution Account. “In-Service Distribution Account” means the Account maintained for a Participant during Distribution Option Periods commencing prior to December 31, 2006, to which Base Salary and/or Bonus Compensation and Company Matching Contributions deferred by a Participant pursuant to the In-Service Distribution Option were credited.

Section 2.23. In-Service Distribution Option. “In-Service Distribution Option” means the Distribution Option pursuant to which benefits were payable in accordance with Section 7.3 during Distribution Option Periods commencing prior to December 31, 2006.

Section 2.24. Key Employee. “Key Employee” means, in the event the Company becomes a publicly-traded company the stock of which is traded on an established securities market, a Participant who is a key employee (as defined in Code Section 416(i), but without regard to Code Section 416(i)(5)). In such event, a Participant shall be a Key Employee under Code Section 416(i) if he meets the requirements of Code Sections 416(i)(1)(A)(i), (ii) or (iii), applied in accordance with the regulations issued under Code Section 416, but disregarding Code Section 416(i)(5), at any time during the 12-month period ending on an identification date. If a Participant is a key employee under Code Section 416 as of an identification date, the Participant shall be treated as a Key Employee for the 12-month period beginning on the first day of the fourth (4th) month following the identification date. The identification date for the Plan shall be September 30 of each calendar year. A Participant who satisfies the foregoing requirements for key employee status under Code Section 416 as of September 30 of a calendar year shall be treated as a Key Employee of the Plan for the following Plan Year.

Section 2.25. Matching Contributions. “Matching Contributions” are, for Plan Years ending on or before December 31, 2006, those contributions credited to the Participant’s In-Service Distribution Account and Retirement Distribution Account by the Company in accordance with Section 4.4. For such Plan Years, Matching Contributions were to be allocated between the Participant’s In-Service Distribution Account and Retirement Distribution Account in proportion to the Participant’s deferrals to those accounts. For Plan Years beginning on or after January 1, 2007, “Matching Contributions” are those contributions credited to the Participant’s Flexible Distribution Account and Retirement Distribution Account by the Company in accordance with Section 4.4. For these Plan Years, Matching Contributions are to be allocated between the Participant’s Flexible Distribution Account and Retirement Distribution Account in proportion to the Participant’s deferrals to those accounts.

Section 2.26. Participant. “Participant” means an Eligible Employee who has filed a completed and executed Enrollment Agreement with the Committee or its designee and is participating in the Plan in accordance with the provisions of Article 4.

Section 2.27. Plan. “Plan” means this plan, called the Post-2004 Universal City Development Partners Ltd. Variable Deferred Compensation Plan for Executives, as amended from time to time.

Section 2.28. Plan Year. “Plan Year” means the 12 month period beginning on each January 1 and ending on the following December 31. The first Plan Year begins January 1, 2005.

Section 2.29. Qualified Plan. “Qualified Plan” means the S.T.A.R.S. (Save to Achieve Retirement Success) (formerly known as the Universal Studios Florida Retirement Plan Plus) or any successor plan which allows for compensation deferrals in accordance with Internal Revenue Code Section 401(k).

Section 2.30. Retirement. “Retirement” means the Participant’s Separation from Service with the Company (for reasons other than death or becoming Disabled) at or after age 65, or, if the Participant has 10 or more years of Service, at or after age 55.

Section 2.31. Retirement Distribution Account. “Retirement Distribution Account” means, for Plan Years ending on or before December 31, 2006, the Account maintained for a Participant for each Distribution Option Period commencing prior to December 31, 2006, to which the Company Matching Contributions, Base Salary and/or Bonus Compensation deferred by a Participant pursuant to the Retirement Distribution Option are credited. For Plan Years beginning on or after January 1, 2007, “Retirement Distribution Account” means the Account maintained for a Participant for each Plan Year to which the Company Matching Contributions, Base Salary and/or Bonus Compensation deferred by a Participant pursuant to the Retirement Distribution Option are credited.

Section 2.32. Retirement Distribution Option. “Retirement Distribution Option” means the Distribution Option pursuant to which benefits are payable in accordance with Section 7.1.

Section 2.33. Separation from Service. “Separation from Service” means a Participant’s termination of employment from the Company, provided that the facts and circumstances indicate that, as of the Participant’s End Termination Date, the Company and

the Participant reasonably believed that the Participant would perform no further services for the Company after the Participant’s End Termination Date, or believed that the level of services the Participant would perform for the Company after such date (either as an employee or an independent contractor) would permanently decrease below the default levels set forth in Regulations issued under Code Section 409A.

Section 2.34. Service. “Service” means the period of time during which an employment relationship exists between an Employee and the Company, including any period during which the Employee is on an approved leave of absence, whether paid or unpaid. “Service” also includes an Employee’s employment with an Affiliate if the Employee transfers directly between the Company and the Affiliate.

ARTICLE 3. ADMINISTRATION OF THE PLAN

The Committee is hereby authorized to administer the Plan and establish, adopt, or revise such rules and regulations as it may deem necessary or advisable for the administration of the Plan. The Committee shall have discretionary authority to construe and interpret the Plan and to determine the rights, if any, of Participants and Beneficiaries under the Plan. The Committee’s resolution of any matter concerning the Plan shall be final and binding upon any Participant and Beneficiary affected thereby. Members of the Committee shall be eligible to participate in the Plan while serving as members of the Committee, but a member of the Committee shall not vote or act upon any matter which relates solely to such member’s interest in the Plan as a Participant.

ARTICLE 4. PARTICIPATION

Section 4.1. Election to Participate. Annually, all Eligible Employees will be offered the opportunity to defer Base Salary and/or Bonus Compensation payable for services performed in the following Plan Year. Any Eligible Employee may enroll in the Plan effective as of the first day of a Plan Year by filing a completed and fully executed Enrollment Agreement with the Committee prior to the beginning of such Plan Year. Pursuant to said Enrollment Agreement, the Eligible Employee shall elect (a) the percentage, in a whole percentage up to 80%, of Base Salary and/or up to 100% of Bonus Compensation (in each case after required payroll tax deductions and prior to deferral hereunder) which may be taken from subsequent payments of Base Salary and/or Bonus Compensation payable for services performed during the Plan Year and deferred hereunder; and (b) the Distribution Option Accounts to which such amounts will be credited. In addition, the Eligible Employee shall (x) designate the time and form in which the Participant’s deferrals under the Plan, together with any Matching Contributions made for such Plan Year and all notional earnings on such combined deferrals, shall be distributed; and (y) shall provide such other information as the Committee shall require. The Committee may, but is not required to, permit separate deferral elections with respect to Base Salary up to the Social Security Wage Base (as described in 42 U.S.C. § 415(e)) for the year; Base Salary between the Social Security Wage Base and that calendar year’s Code section 401(a)(17) limit; and Base Salary in excess of that calendar year’s Code section 401(a)(17) limit. Notwithstanding anything in this Plan to the contrary, any election by a Participant to defer Base Salary or Bonus Compensation for any Plan Year by less than 2%, or such other amount as the Committee may determine from time to time, shall not be given effect.

Section 4.2. Enrollment Agreements. Each Enrollment Agreement filed by an Eligible Employee must provide for the distribution of the Distribution Option Accounts selected by the Eligible Employee at a time and in a form consistent with the distribution options made available to Participants under the Plan and permitted under applicable law, including, without limitation, Code Section 409A. Except as expressly provided in Article 7 herein, an Eligible Employee’s election as to the time and form of distribution of his Distribution Option Accounts is irrevocable.

Section 4.3. New Eligible Employees. The Committee may, in its discretion, permit Employees who first become Eligible Employees after the beginning of a Plan Year to enroll in the Plan for that Plan Year by filing a completed and fully executed Enrollment Agreement, in accordance with Section 4.1, provided that the Employee’s election to participate in the Plan is made no later than 30 days following the date the Employee becomes an Eligible Employee. Notwithstanding the foregoing, however, any election by an Eligible Employee, pursuant to this section, to defer Base Salary and/or Bonus Compensation shall apply only to such amounts as are earned for services performed by the Eligible Employee after the date on which such Enrollment Agreement is filed. This Section 4.3 shall also apply to any Employee who first becomes an Eligible Employee after the beginning of a Plan Year as a result of a promotion.

Section 4.4. Matching Contributions. An Eligible Employee who elects to participate in the Plan pursuant to Section 4.1 and/or Section 4.3 shall be eligible to receive Matching Contributions from the Company. The amount of such Matching Contributions for a Plan Year shall be (i) 100% of the amount deferred under this Plan, but not to exceed 3% of the excess of the Participant’s Base Salary for the Plan Year plus Bonus Compensation paid during the Plan Year over $170,000 (or such other amount specified in Internal Revenue Code Section 401(a)(17)); plus (ii) 50% of additional deferrals not to exceed an additional 2% of the excess of the Participant’s Base Salary for the Plan Year plus Bonus Compensation paid during the Plan Year over $170,000 (or such other amount specified in 401(a)(17); plus (iii) 4% of the amount deferred under this Plan to the extent that such deferral reduces the Participant’s considered compensation for purposes of the Qualified Plan; but (iv) during the period, if any, in which the Participant is not eligible for the Company’s 401(k) plan, Matching Contributions of the Company will be 100% of the Eligible Employee’s deferral under this Plan, not to exceed 3% of his Compensation for the Period plus 50% of additional deferrals for the period not to exceed an additional 2% of his Compensation for that period.

Notwithstanding the foregoing, Matching Contributions will only be made if the Company has sufficient current operating or accumulated net income to permit such contributions. Matching Contributions will be credited to the Distribution Option Account of the Participant to which the matched Base Salary or Bonus Compensation deferrals are credited. Matching Contributions will be credited as frequently as determined by the Committee but in any event at least once per year. Matching Contributions will be credited as soon as practicable in the Participant’s final year of participation in the Plan.

Section 4.5. Vesting. All contributions to the Plan, whether Base Salary Deferrals, Bonus Compensation Deferrals or Matching Contributions, as well as all earnings thereon, will always be immediately 100% vested, and not subject to forfeiture for any reason. (Negative earnings is not considered a forfeiture.)

ARTICLE 5. DISTRIBUTION OPTION ACCOUNTS

Section 5.1. Distribution Option Accounts. The Committee shall establish and maintain one or more Distribution Option Accounts with respect to each Participant. For Plan Years beginning on or after January 1, 2007, a Participant’s Distribution Option Accounts shall consist of a Retirement Distribution Account and/or up to five (5) separate Flexible Distribution Accounts, and may also include one or more In-Service Distribution Accounts, if the Participant selected the In-Service Distribution Option in Plan Years ending on or before December 31, 2006, and if any benefits payable under the In-Service Distribution Accounts related to that selection have not yet been distributed to the Participant. The Company shall credit a Participant’s Distribution Option Accounts with the amount of Base Salary and/or Bonus Compensation deferred by the Participant pursuant to Section 4.1 or Section 4.3 in accordance with the Distribution Options irrevocably elected by the Participant in the Enrollment Agreement, and as soon as reasonably practicable following the close of the applicable payroll period or bonus payment date of such Base Salary and/or Bonus Compensation. The Company shall in no case credit a Participant’s Distribution Option Accounts for such deferred amounts later than the first day of the month next following the month in which the Base Salary and/or Bonus Compensation would have otherwise been paid. Any amount once taken into account as Base Salary and/or Bonus Compensation for purposes of this Plan shall not be taken into account thereafter. Matching Contributions, to the extent available to a Participant, shall be credited to the Participant’s Distribution Option Accounts in the same proportion as the deferred Base Salary and/or Bonus Compensation they match. The Participant’s Distribution Option Accounts shall be reduced by the amount of payments made by the Company to the Participant or the Participant’s Beneficiary pursuant to this Plan.

Section 5.2. Earnings on Distribution Option Accounts. A Participant’s Distribution Option Accounts shall be credited with earnings in accordance with the Earnings Crediting Options elected by the Participant from time to time. Participants may allocate each of their Retirement Distribution Accounts, Flexible Distribution Accounts and/or In-Service Distribution Accounts among the Earnings Crediting Options available under the Plan in any whole percentage. The rate of return, positive or negative, credited to each Earnings Crediting Option is based upon the actual investment performance of the investment funds underlying each Earnings Crediting Option, and shall equal the total return of such Earnings Crediting Option net of asset based charges, including, without limitation, money management fees, fund expenses and mortality and expense risk insurance contract charges. The Company reserves the right, on a prospective basis, to add or delete Earnings Crediting Options.

Section 5.3. No Actual Investment Required. Notwithstanding that the rates of return credited to Participants’ Distribution Option Accounts under the Earnings Crediting Options are based upon the actual performance of the investment funds underlying such Earnings Crediting Options, the Company shall not be obligated to invest any Base Salary and/or Bonus Compensation deferred by Participants under this Plan, Matching Contributions, or any other amounts, in the investment funds underlying such Earnings Crediting Options.

Section 5.4. Changes in Earnings Crediting Options. A Participant may change the Earnings Crediting Options to which his Distribution Option Accounts are allocated not more frequently than four (4) times per Plan Year. Each such change may include (a) reallocation of the Participant’s existing Accounts in any whole percentage, and/or (b) change in investment allocation of amounts to be credited to the Participant’s Accounts in the future, as the Participant may elect. Notwithstanding the foregoing, however, in the event the Company deletes an Earnings Crediting Option, a Participant whose Accounts are allocated to such Earnings Crediting Option, in whole or in part, shall be entitled to reallocate his Distribution Option Accounts and/or any amounts to be credited in the future to such Distribution Option Accounts among the remaining Earnings Crediting Options, at the time of such deletion, without regard to the annual limit of four (4) such changes described above.

Section 5.5. Valuation of Accounts. The value of a Participant’s Distribution Option Accounts as of any particular valuation date shall equal the amounts previously credited to such Accounts, including any earnings (positive or negative) deemed to be earned on such accounts in accordance with Section 5.2 through the day preceding such valuation date, less the amounts previously deducted from such Accounts.

Section 5.6. Statement of Accounts. The Committee shall provide to each Participant, not less frequently than quarterly, a statement, in such form as the Committee deems desirable, setting forth the Participant’s balance in each of his Distribution Option Accounts.

Section 5.7. Distributions from Accounts. Any distribution made to or on behalf of a Participant from one or more of his Distribution Option Accounts in an amount which is less than the entire balance of such Account shall be made pro rata from each of the Earnings Crediting Options to which such Account is then allocated.

ARTICLE 6. DISTRIBUTION OPTIONS

Section 6.1. Election of Distribution Option. In the Enrollment Agreement filed with the Committee prior to the beginning of each Plan Year or Distribution Option Period, an Eligible Employee shall irrevocably allocate his deferrals and Matching Contributions between the Retirement Distribution Option and the Flexible Distribution Option in increments of ten (10) percent; provided, however that an Eligible Employee may allocate 100 percent of his deferrals and Matching Contributions to one or the other of the two Distribution Options.

Section 6.2. Retirement Distribution Option. Subject to Section 7.1, distribution of the Participant’s Retirement Distribution Account for any Distribution Option Period or Plan Year shall commence upon (a) the Participant’s Retirement, or (b) if later, the Participant’s attainment of age 65, as elected by the Participant in the Enrollment Agreement pursuant to which such Retirement Distribution Account was established. Once a Retirement Distribution Option election is made, it may be modified by filing a subsequent written election, but any modification will be effective only:

(a) if it has been on file for at least twelve (12) months prior to the January 1 of the calendar year in which the original initial payment was to have been made; and

(b) it does not permit the acceleration of the time or schedule of any payment under the Plan; and

(c) except in the case of payments contingent upon death, being Disabled or due to an Unforeseeable Financial Emergency (as described in Section 10.1), the first payment with respect to which the subsequent election is made must be made at least five (5) years later than the date such first payment would otherwise have been made under the Participant’s original Retirement Distribution Option election.

Section 6.3. Flexible Distribution Option. Subject to Section 7.2, the Participant’s Flexible Distribution Account for any Plan Year shall be distributed commencing in the year elected by the Participant in the Enrollment Agreement pursuant to which such Flexible Distribution Account was established. Once a Flexible Distribution Option election is made, it may be modified by filing a subsequent written election, but any modification will be effective only:

(a) if it has been on file for at least twelve (12) months prior to the January 1 of the calendar year in which the original initial payment was to have been made; and

(b) it does not permit the acceleration of the time or schedule of any payment under the Plan; and

(c) except in the case of payments contingent upon death, being Disabled or due to an Unforeseeable Financial Emergency (as described in Section 10.1), the first payment with respect to which the subsequent election is made must be made at least five (5) years later than the date such first payment would otherwise have been made under the Participant’s original Flexible Distribution Option election.

Section 6.4. In-Service Distribution Option. Subject to Section 7.3, if a Participant elected to make deferrals under the In-Service Distribution Option with respect to a Distribution Option Period commencing on or before December 31, 2006, the Participant’s In-Service Distribution Account for such Distribution Option Period shall be distributed commencing in the year elected by the Participant in the Enrollment Agreement pursuant to which such In-Service Distribution Account was established. Once an In-Service Distribution Option election is made, it may be modified by filing a subsequent written election, but any modification will be effective only:

(a) if it has been on file for at least twelve (12) months prior to the January 1 of the calendar year in which the original initial payment was to have been made; and

(b) it does not permit the acceleration of the time or schedule of any payment under the Plan; and

(c) except in the case of payments contingent upon death, being Disabled or due to an Unforeseeable Financial Emergency (as described in Section 10.1), the first payment with respect to which the subsequent election is made must be made at least five (5) years later than the date such first payment would otherwise have been made under the Participant’s original In-Service Distribution Option election.

ARTICLE 7. BENEFITS TO PARTICIPANTS

Section 7.1. Benefits Under the Retirement Distribution Option. Benefits under the Retirement Distribution Option shall be paid to a Participant as follows:

(a) Benefits Upon Retirement. In the case of a Participant who incurs a Separation from Service with the Company on account of his Retirement, the Participant’s Retirement Distribution Account with respect to any Distribution Option Period or Plan Year shall be distributed (i) in a lump sum, or (ii) in five (5), ten (10), or fifteen (15) annual installments, or any other mathematically derived formula acceptable to the Committee as elected by the Participant in the Enrollment Agreement pursuant to which such Retirement Distribution Account was established. Any lump-sum benefit payable in accordance with this paragraph shall be paid not later than January 31 of the Plan Year following the Plan Year in which occurs the Participant’s Retirement or, if later, the Participant’s attainment of age 65, as elected by the Participant in accordance with Section 6.2, in an amount equal to the value of such Retirement Distribution Account as of the last business day of the Plan Year preceding the date of payment. Annual installment payments, if any, shall commence not later than January 31 of the Plan Year following the Plan Year in which occurs the Participant’s Retirement or, if later, the Participant’s attainment of age 65, as elected by the Participant in accordance with Section 6.2, in an amount equal to (i) the value of such Retirement Distribution Account as of the last business day of the Plan Year preceding the date of payment, divided by (ii) the number of annual installment payments irrevocably elected by the Participant in the Enrollment Agreement pursuant to which such Retirement distribution Account was established. The remaining annual installments shall be paid not later than January 31 of each succeeding year in an amount equal to (i) the value of such Retirement Distribution Account as of the last business day of the immediately preceding Plan Year divided by (ii) the number of installments remaining. Unless otherwise elected in accordance with Section 6.2, the default form of payment of a Participant’s Retirement Distribution Account shall be a lump sum.

(b) Benefits Upon Separation From Service. In the case of a Participant who Separates from Service with the Company prior to the earliest date on which he is eligible for Retirement, for reasons other than his becoming Disabled or his death, such Participant’s Retirement Distribution Account with respect to any Distribution Option Period or Plan Year shall be distributed in a lump sum within 90 days following the Participant’s End Termination Date or attainment of age 65; or in 5, 10 or 15 year installments, or any other mathematically derived formula acceptable to the Committee, as elected by the Participant in accordance with Section 6.2, such installments commencing not later than January 31 of the Plan Year following the Plan Year in which occurs such Separation from Service.

Section 7.2. Benefits Under the Flexible Distribution Option. Benefits under the Flexible Distribution Option shall be paid to a Participant as follows:

(a) Flexible Distributions. In the case of a Participant who continues in Service of the Company, the Participant’s Flexible Distribution Account shall be paid or commence to be paid to the Participant by January 31 of the Plan Year following the payment date elected by the Participant in the Enrollment Agreement pursuant to which such Flexible Distribution Account was established (which payment date may be no earlier than two (2) years after the date such Flexible Distribution Account was established), in a lump sum or in up to fifteen (15) annual installments, as elected by the Participant in accordance with Section 6.3. Any lump-sum benefit payable in accordance with this paragraph shall be paid not later than January 31 of the year elected by the Participant in accordance with Section 6.3, in an amount equal to the value of such Flexible Distribution Account as of the last business day of the Plan Year preceding the date of payment. Annual installment payments, if any, shall commence not later than January 31 of the Plan Year elected by the Participant in accordance with Section 6.3, in an amount equal to (i) the value of such Flexible Distribution Account as of the last business day of the Plan Year preceding the date of payment, divided by (ii) the number of annual installment payments elected by the Participant in the Enrollment Agreement pursuant to which such Flexible Distribution Account was established. The remaining annual installments shall be paid not later than January 31 of each succeeding year in an amount equal to (i) the value of such Flexible Distribution Account as of the last business day of the immediately preceding Plan Year divided by (ii) the number of installments remaining. Unless otherwise elected in accordance with Section 6.3, the default form of payment of a Participant’s Flexible Distribution Account shall be a lump sum.

(b) Benefits Upon Separation From Service. In the case of a Participant who Separates from Service with the Company prior to the date on which the Participant’s Flexible Distribution Account with respect to any Distribution Option Period would otherwise be distributed, for reasons other than his becoming Disabled or his death, such Participant’s Flexible Distribution Account shall be distributed either (i) in a lump sum within 90 days following the Participant’s End Termination Date; (ii) in annual installments commencing on the date such Flexible Distribution Account would otherwise have been distributed; or (iii) in a lump sum payable on the date that is thirteen (13) months following the Participant’s End Termination Date, as elected by the Participant in accordance with Section 6.3.

Section 7.3. Benefits Under the In-Service Distribution Option. Benefits under the In-Service Distribution Option shall be paid to a Participant as follows:

(a) In-Service Distributions. In the case of a Participant who continues in Service with the Company, the Participant’s In-Service Distribution Account for any Distribution Option Period shall be paid to the Participant commencing no later than January 31 of the year elected by the Participant in the Enrollment Agreement pursuant to which such In-Service Distribution Account was established, in one lump sum or in annual installments payable over 2, 3, 4, or 5 years. Any lump-sum benefit payable in accordance with this paragraph shall be paid not later than January 31 of the year elected by the Participant in accordance with Section 6.4, in an amount equal to the value of such In-Service Distribution Account as of the last business day of the Plan Year preceding the date of payment. Annual installment payments, if any, shall commence not later than January 31 of the Plan Year elected by the Participant in accordance with Section 6.4, in an amount equal to (i) the value of such In-Service Distribution Account as of the last business day of the Plan Year preceding the date of payment, divided by (ii) the number of annual installment payments elected by the Participant in the Enrollment Agreement pursuant to which such In-Service Distribution Account was established. The remaining annual installments shall be paid not later than January 31 of each succeeding year in an amount equal to (i) the value of such In-Service Distribution Account as of the last business day of the immediately preceding Plan Year divided by (ii) the number of installments remaining. Unless otherwise elected in accordance with Section 6.4, the default form of payment of a Participant’s In-Service Distribution Account shall be a lump sum.

(b) Benefits Upon Separation From Service. In the case of a Participant who Separates from Service with the Company prior to the date on which the Participant’s In-Service Distribution Account with respect to any Distribution Option Period would otherwise be distributed, for reasons other than his becoming Disabled or his death, such Participant’s In-Service Distribution Account shall be distributed either (i) in a lump sum within 90 days following the Participant’s End Termination Date; (ii) in annual installments commencing on the date such In-Service Distribution Account would otherwise have been distributed; or (iii) in a lump sum on the date such In-Service Distribution Account would otherwise have been distributed, as elected by the Participant in accordance with Section 6.4.

ARTICLE 8. DISABILITY

In the event a Participant becomes Disabled, the Participant’s right to make any further deferrals under this Plan shall terminate as of the date which the Participant first receives benefits under the Company’s Long-Term Disability Benefit Plan, as amended from time to time. The Participant’s Distribution Option Accounts shall continue to be credited with earnings in accordance with Section 5.2 until such Accounts are fully distributed. For purposes of this Plan, a Disabled Participant will not be treated as having Separated from Service. The Participant’s Retirement Distribution Accounts, if any, shall be distributed to the Participant in accordance with Section 7.1(a), provided, however, that distribution of the Participant’s Retirement Distribution Accounts, if any, shall commence not later than January 31 of the Plan Year immediately following the later of (a) the Plan Year in which the Participant first becomes eligible for Retirement, or (b) the Plan Year in which the Participant first received benefits under the Company’s Long-Term Disability Plan, as amended from time to time. The Participant’s Flexible Distribution Accounts and In-Service Distribution Accounts, if any, will be distributed to the Participant in accordance with Section 7.2(a) and 7.3(a).

ARTICLE 9. SURVIVOR BENEFITS

Section 9.1. Death of Participant Prior to the Commencement of Benefits. In the event of a Participant’s death prior to the commencement of benefits in accordance with Article 7, benefits shall be paid to the Participant’s Beneficiary, as determined under Section 11.4, pursuant to Section 9.2, 9.3 or 9.4, whichever is applicable, in lieu of any benefits otherwise payable under the Plan to or on behalf of such Participant.

Section 9.2. Survivor Benefits Under the Retirement Distribution Option. In the case of a Participant with respect to whom the Company has established one or more Retirement Distribution Accounts, and who dies prior to the commencement of benefits under such Retirement Distribution Accounts pursuant to Section 7.1, distribution of such Retirement Distribution Accounts shall be made (a) in a lump sum within 90 days following the Participant’s death, or (b) in 5, 10 or 15 year installments or any other mathematically derived formula acceptable to the Committee and beginning as elected by the Participant in accordance with section 6.2. The amount of any lump sum benefit payable in accordance with this Section shall equal the value of such Retirement Distribution Accounts as of the last business day of the calendar month immediately preceding the date on which such benefit is paid. The amount of any annual installment benefit payable in accordance with this Section shall equal (a) the value of such Retirement Distribution Accounts as of the last business day of the calendar month immediately preceding the date on which such installment is paid, divided by (b) the number of annual installments remaining to be paid pursuant to the irrevocable election of the Participant in the Enrollment Agreement pursuant to which such Retirement Distribution Accounts were established.

Section 9.3. Survivor Benefits Under the Flexible Distribution Option. In the case of a Participant with respect to whom the Company has established one or more Flexible Distribution Accounts, and who dies prior to the date on which such Flexible Distribution Accounts are to be paid pursuant to Section 7.2, distribution of such Flexible Distribution Accounts shall be made (a) in a lump sum within 90 days following the Participant’s death, or (b) at such time and in such form as such Flexible Distribution Accounts would otherwise have been distributed in accordance with Section 7.2 had the Participant lived, as irrevocably elected by the Participant in the Enrollment Agreement pursuant to which such Flexible Distribution Accounts were established. The amount of any lump sum benefit payable in accordance with this Section shall equal the value of such Flexible Distribution Accounts as of the last business day of the calendar month immediately preceding the date on which such benefit is paid.

Section 9.4. Survivor Benefits Under the In-Service Distribution Option. In the case of a Participant with respect to whom the Company has established one or more In-Service Distribution Accounts, and who dies prior to the date on which such In-Service Distribution Accounts are to be paid pursuant to Section 7.3, distribution of such In-Service Distribution Accounts shall be made (a) in a lump sum within 90 days following the Participant’s death, or (b) at such time and in such form as such In-Service Distribution Accounts would otherwise have been distributed in accordance with Section 7.3 had the

Participant lived, as irrevocably elected by the Participant in the Enrollment Agreement pursuant to which such In-Service Distribution Accounts were established. The amount of any lump sum benefit payable in accordance with this Section shall equal the value of such In-Service Distribution Accounts as of the last business day of the calendar month immediately preceding the date on which such benefit is paid.

Section 9.5. Death of Participant After Benefits Have Commenced. In the event a Participant who elected to make deferrals under any of the Distribution Options offered by the Plan dies after annual installment benefits payable under Article 7 from one or more of the Participant’s Distribution Option Accounts have commenced, but before the entire balance of such Distribution Option Accounts has been paid, any remaining installments shall continue to be paid to the Participant’s Beneficiary, as determined under Section 11.4, at such times and in such amounts as they would have been paid to the Participant had he survived.

ARTICLE 10. EARLY DISTRIBUTIONS

Section 10.1. Acceleration of Payment Under the Plan.

(a) Separation From Service. The Distribution Account(s) of a Participant who Separates from Service with the Company shall be distributed as elected by the Participant in accordance with Article 6; provided, however, that the Distribution Account(s) of Participants who are Key Employees shall not be distributed prior to six (6) months from the date of the Participant’s Separation from Service, as determined by the Committee in its sole discretion. Prior to distribution of the Participant’s Distribution Account(s), such Account(s) shall continue to be credited with earnings and/or losses in accordance with Section 5.2 until fully distributed.

(b) Disability or Death. In the case of a Participant who becomes Disabled or dies, the Participant’s Distribution Account(s) shall be distributed as elected by the Participant in accordance with Article 6. Prior to distribution, such Participant’s Distribution Account(s) shall continue to be credited with earnings and/or losses in accordance with Section 5.2 until fully distributed.

(c) Unforeseeable Financial Emergency. In the event that the Committee, upon written request of a Participant, determines, in its sole discretion, that the Participant has suffered an Unforeseeable Financial Emergency, the Company shall pay to the Participant from his or her Distribution Account(s), as soon as practicable following such determination, an amount necessary to meet such Unforeseeable Financial Emergency, in a manner consistent with Code Section 409A and the regulations and Internal Revenue Service guidance issued thereunder, after deduction of any and all taxes as may be required pursuant to Section 11.10 (the “Emergency Benefit”). For purposes of this Plan, an “Unforeseeable Financial Emergency” is a severe financial hardship to the Participant arising from an illness or accident of the Participant, the Participant’s spouse or the Participant’s dependent (within the meaning of Code section 152(a)), or the loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of circumstances beyond the control of the Participant. Cash needs arising from foreseeable events such as the purchase of a house or education expenses for children shall not be considered to be the result of an Unforeseeable Financial Emergency. The amount necessary to relieve the Unforeseeable Financial Emergency is determined after taking into account any reimbursement or compensation by insurance or otherwise and by liquidation of the Participant’s assets to the extent that the liquidation of assets would not itself cause financial hardship. Emergency Benefits shall be paid first from the Participant’s Flexible Distribution Account(s), if any, to the extent the balance of one or more of such Flexible Distribution Accounts is sufficient to meet the Unforeseeable Emergency, in the order of which such Accounts would otherwise be distributed to the Participant. If the distribution exhausts the Participant’s Flexible Distribution Account(s), the Participant’s In-Service Distribution Account(s), if any, may next be accessed in a similar manner to pay for Emergency Benefits. Finally, if both the Participant’s Flexible Distribution Account(s) and In-Service Distribution Account(s), if any, are exhausted in paying

Emergency Benefits to the Participant, the Participant’s Retirement Distribution Account may be accessed to pay for such benefits. With respect to that portion of any Distribution Option Account which is distributed to a Participant as an Emergency Benefit, in accordance with this Article 10, no further benefit shall be payable to the Participant under this Plan. Notwithstanding anything in this Plan to the contrary, a Participant who receives an Emergency Benefit in any Plan Year shall not be entitled to make any further deferrals for the remainder of such Plan Year.

(d) Change of Control. To the extent permitted by the regulations and other Internal Revenue Service guidance issued under Code Section 409A, within the thirty (30) days preceding or the twelve (12) months following a “Change of Control” (as defined by Code Section 409A), the Company may exercise its authority to terminate this Plan and, notwithstanding any other provision of the Plan or the terms of any Enrollment Agreement to the contrary, distribute to or with respect to each Participant his entire Distribution Account.

(e) Other Acceleration Events. To the extent permitted by Code Section 409A and the regulations and Internal Revenue Service guidance issued thereunder, and notwithstanding the terms of an Enrollment Agreement, distribution of all or a part of a Participant’s Distribution Account(s) may be made:

(1) to the extent necessary to fulfill a domestic relations order (as defined in Code Section 414(p)(1)(B)); or

(2) to the extent necessary to pay the amount included in income by the Participant as a result of the Plan failing to meet the requirements of Code Section 409A and the regulations issued thereunder.

ARTICLE 11. MISCELLANEOUS

Section 11.1. Amendment. The Company, or any other entity authorized by the Company, may amend this Plan at any time, provided that no such amendment shall accelerate, reduce or in any manner adversely affect the rights of any Participant with respect to benefits that are payable or may become payable under the Plan based upon the balance of the Participant’s Distribution Option Accounts as of the effective date of such amendment.

Section 11.2. Termination. The Company, or any other entity authorized by the Company, may at any time terminate this Plan when, in the sole opinion of the Company or such authorized entity, termination is advisable, in accordance with and subject to the following rules:

(a) The Company or such authorized entity may at any time irrevocably terminate the Plan and require that all benefits accrued under the Plan be distributed to Participants or their Beneficiaries, as applicable, in a single lump sum. The amount of any lump sum benefit payable in accordance with this Section shall equal the value of the Participant’s Distribution Accounts as determined within thirty (30) days of the Plan’s termination date, without regard to a Participant’s prior Enrollment Agreement elections, if (1) the Plan’s termination does not occur proximate to a downturn in the Company’s financial health; (2) the Company terminates and liquidates all arrangements it sponsors that would be aggregated with any terminated and liquidated arrangements under regulations issued under Code Section 409A if Participants in this Plan also had deferrals of compensation under those arrangements; (3) no payments in liquidation of the Plan are made within twelve (12) months of the date on which the Company takes all necessary corporate action to irrevocably terminate and liquidate the Plan, other than those payments that would payable under the pre-existing terms of the Plan; (4) all payments are completed within 24 months of the date of the Company’s irrevocable corporate action to terminate and liquidate the Plan; and (5) the Company does not, for the three (3) years following the date of its irrevocable corporate action to terminate and liquidate the Plan, adopt a new arrangement covering those Participants that would be aggregated with any terminated and liquidated arrangements under regulations issued under Code Section 409A.

(b) The Plan shall terminate and all benefits accrued thereunder will be distributed to Participants or their Beneficiaries, as applicable, in a lump sum benefit equal to the value of the Participant’s Distribution Accounts as determined within thirty (30) days of the Plan’s termination date without regard to a Participant’s prior Enrollment Agreement elections, if (1) payment is made upon a complete dissolution that is taxed under Code Section 331 or upon approval of a bankruptcy court pursuant to Section 503(b)(1)(A) of Title 11 of the United States Code, and (2) the amounts deferred under the Plan are included in the gross income of Participants and their Beneficiaries by the latest of (i) the calendar year in which the Plan termination occurs, (ii) the calendar year in which the amounts are no longer subject to a substantial risk of forfeiture, or (iii) the first calendar year in which the payment is administratively practicable.

(c) Except as provided in this Section 11.2, above or as otherwise permitted in regulations issued under Code Section 409A, any action that purports to terminate the Plan shall instead be construed as an amendment to discontinue further Base Salary and Bonus Compensation Deferrals, but the Plan will continue to operate, in accordance with its terms as from time to time amended and in accordance with the applicable Participant Distribution Options, with respect to the Participant’s Distribution Option Accounts through the date of termination, and in no event shall any such action purporting to terminate the Plan form the basis for accelerating distributions to Participants and their Beneficiaries.

(d) Termination of the Plan as described above shall not adversely affect a Participant’s Distribution Option Accounts without the Participant’s prior written consent.

Section 11.3. Claims Procedure.

a.	Claim

A person who believes that he is being denied payment of a benefit to which he is entitled under the Plan (hereinafter referred to as a “Claimant”) may file a written request for such benefit with the Benefits Department of the Company, setting forth his claim within 90 days of the latest date upon which such payment could have been timely made in accordance with the terms of the Plan or regulations issued under Code Section 409A.

b.	Claim Decision

Upon receipt of a claim, the Benefits Department of the Company shall advise the Claimant that a reply will be forthcoming, and within 135 days of the latest date upon which such payment could have been timely made in accordance with the terms of the Plan or regulations issued under Code Section 409A, shall deliver such reply to the Claimant.

If the claim is denied in whole or in part, the Claimant shall be provided a written opinion, using language calculated to be understood by the Claimant, setting forth:

(a) The specific reason or reasons for such denial

(b) The specific reference to pertinent provisions of this Agreement on which such denial is based;

(c) A description of any additional material or information necessary for the Claimant to perfect his claim and an explanation why such material or such information is necessary;

(d) Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and

(e) The time limits for requesting a review under subsection (c) and for review under subsection (d) hereof.

If the Benefits Department of the Company fails to furnish the Claimant with such written notice within the 135-day period specified above, the Claimant’s claim shall be deemed to be denied.

c.	Request for Review

Within 180 days of the latest date upon which such payment could have been timely made in accordance with the terms of the Plan or regulations issued under Code Section 409A, the Claimant may request in writing that the Committee review the determination of the Company. The Claimant or his duly authorized representative may, but need not, review the pertinent documents and submit issues and comment in writing for consideration by the Committee. If the Claimant does not request a review of the initial determination within such period, he shall be barred and estopped from challenging the Committee’s determination.

d.	Review of Decision

Within sixty (60) days after the Committee’s receipt of a request for review, it will review the initial determination. After considering all materials presented by the Claimant, the Committee will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Agreement on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Committee will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

Section 11.4. Designation of Beneficiary. Each Participant may designate a Beneficiary or Beneficiaries (which Beneficiary may be an entity other than a natural person) to receive any payments which may be made following the Participant’s death. Such designation may be changed or canceled at any time without the consent of any such Beneficiary. Any such designation, change or cancellation must be made in a form approved by the Committee and shall not be effective until received by the Committee, or its designee. If no Beneficiary has been named, or the designated Beneficiary or Beneficiaries shall have predeceased the Participant, the Beneficiary shall be the Participant’s estate. If a Participant designates more than one Beneficiary, the interests of such Beneficiaries shall be paid in equal shares, unless the Participant has specifically designated otherwise.

Section 11.5. Limitation of Participant’s Right. Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Company, nor shall it interfere with the rights of the Company to terminate the employment of any Participant and/or to take any personnel action affecting any Participant without regard to the effect which such action may have upon such Participant as a recipient or prospective recipient of benefits under the Plan.

Section 11.6. No Limitation on Company Actions. Nothing contained in the Plan shall be construed to prevent the Company from taking any action which is deemed by it to be appropriate or in its best interest. No Participant, Beneficiary, or other person shall have any claim against the Company as a result of such action.

Section 11.7. Obligations to Company. If a Participant becomes entitled to a distribution of benefits under the Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to the Company, then the Company may offset such amount owed to it against the amount of benefits otherwise distributable. Such determination shall be made by the Committee.

Section 11.8. Nonalienation of Benefits. Except as expressly provided herein, no Participant or Beneficiary shall have the power or right to transfer (otherwise than by will or the laws of descent and distribution), alienate, or otherwise encumber the Participant’s interest under the Plan. The Company’s obligations under this Plan are not assignable or transferable except to (a) any corporation or partnership which acquires all or substantially all of the Company’s assets or (b) any corporation or partnership into which the Company may be merged or consolidated. The provisions of the Plan shall inure to the benefit of each Participant and the Participant’s Beneficiaries, heirs, executors, administrators or successors in interest.

Section 11.9. Protective Provisions. Each Participant shall cooperate with the Company by furnishing any and all information requested by the Company in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Company may deem necessary and taking such other relevant action as may be requested by the Company. If a Participant refuses to cooperate, the Company shall have no further obligation to the Participant under the Plan, other than payment to such Participant of the then current balance of the Participant’s Distribution Option Accounts in accordance with his prior elections.

Section 11.10. Withholding Taxes. The Company may make such provisions and take such action as it may deem necessary or appropriate for the withholding of any taxes which the Company is required by any law or regulation of any governmental authority, whether Federal, state or local, to withhold in connection with any benefits under the Plan, including, but not limited to, the withholding of appropriate sums from any amount otherwise payable to the Participant (or his Beneficiary). Each Participant, however, shall be responsible for the payment of all individual tax liabilities relating to any such benefits.

Section 11.11. Unfunded Status of Plan. The Plan is intended to constitute an “unfunded” plan of deferred compensation for Participants. Benefits payable hereunder shall be payable out of the general assets of the Company, and no segregation of any assets whatsoever for such benefits shall be made. Notwithstanding any segregation of assets or transfer to a grantor trust, with respect to any payments not yet made to a Participant, nothing contained herein shall give any such Participant any rights to assets that are greater than those of a general creditor of the Company.

Section 11.12. Lump Sum Cash-Out. Upon a Participant’s Separation from Service, if the actuarial equivalent value of a Participant’s Distribution Accounts hereunder is equal to or less than the limit imposed by Code Section 402(g) for the calendar year in which the Participant’s Separation from Service occurs, the Committee may, in its sole discretion and without regard to any request filed by the Participant, direct that the balance of the Participant’s Distribution Accounts be paid to the Participant.

Section 11.13. Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

Section 11.14. Governing Law. The Plan shall be construed in accordance with and governed by the laws of the State of Florida, without reference to the principles of conflict of laws.

Section 11.15. Headings. Headings are inserted in this Plan for convenience of reference only and are to be ignored in the construction of the provisions of the Plan.

Section 11.16. Gender. Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may read as the plural and the plural as the singular.

Section 11.17. Notice. Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Benefits Department, or to such other entity as the Committee may designate from time to time. Such notice shall be deemed given as to the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or Certification.

ARTICLE 12. SIGNATURE

This Amended and Restated Plan is hereby adopted and approved, to be effective as of the 1st day of January, 2007.

UNIVERSAL CITY DEVELOPMENT PARTNERS Ltd.

By:	John R. Sprouls

Its:	Chief Executive Officer